Filed pursuant to Rule 424(b)(3)
Registration No. 333-266714

Prospectus

21,018,708 Shares

The Alkaline Water Company Inc.

Common Stock
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The selling stockholders identified in this prospectus may offer and sell up to (i) 9,733,616 shares of common stock; (ii) 9,633,616 shares of common stock that have been issued upon exercise of warrants; (iii) 825,738 shares of common stock that may be issued upon exercise of special warrants; and (iv) 825,738 shares of common stock that may be issued upon exercise of warrants underlying special warrants. The shares of our common stock, warrants and special warrants were acquired by the selling stockholders directly from our company in a private placement that was exempt from the registration requirements of the Securities Act of 1933.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Our common stock is listed for trading on the Nasdaq Capital Market and the Canadian Securities Exchange under the symbol "WTER". On August 26, 2022, the last reported sales prices of our common stock on the Nasdaq Capital Market and the Canadian Securities Exchange were $0.5559 per share and CDN$0.72 per share, respectively.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2022.

About This Prospectus

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference, is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms "we", "us" "our" and "Alkaline" refer to The Alkaline Water Company Inc., a Nevada corporation, and its wholly-owned subsidiary: Alkaline 88, LLC (an Arizona Limited Liability Company),  unless otherwise specified. All dollar amounts refer to U.S. dollars unless otherwise indicated.

Prospectus Summary

Our Business

Overview

Founded in 2012, our company is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH balanced alkaline drinking water with trace minerals and electrolytes and boasts our trademarked label 'Clean Beverage.' Quickly being recognized as a growing lifestyle brand, we launched our CBD water and Alkaline88® Sports Drinks. Our hemp-derived CBD water products are produced and sold in compliance with the Agriculture Improvement Act of 2018 (also known as the 2018 Farm Bill, Public Law 115-334).

Our bottled alkaline water product is presently available in over 75,000 stores in all 50 states, the District of Columbia, the Caribbean and in Mexico and Canada. We distribute our product through several channels. We sell through large national distributors (UNFI, KeHE, C&S, and Core-Mark), which together represent over 150,000 retail outlets. We also sell our products directly to retail clients, including convenience stores, natural food products stores, large ethnic markets and national retailers and through Direct Store Distributors in selected markets, including Columbia Distributing, Mahaska, Nevada Beverage, and Hensley, covering Nevada, Arizona, Pacific Northwest and Midwest region. Combined, they service over 25,000 customers in eight states. Each one carries our full line of non-CBD waters. Some examples of retail clients are: Walmart, CVS, Rite-Aid, Family Dollar, Food Lion, Albertson's/Safeway, Kroger companies, Sam's Club, Schnucks, Smart & Final, Jewel-Osco, Sprouts, Bashas', Stater Bros. Markets, Unified Grocers, Bristol Farms, Publix, Vallarta, Superior Foods, Ingles, Shaw's, Raley's, Harris Teeter, Festival Foods, HEB and Brookshire's. The majority of our sales to retail clients are through brokers and distributors, however, sales to our larger retail clients are often direct to the client's own warehouse distribution network. Our full line of Alkaline88® bottled water products and sports drinks are presently available for purchase at www.alkaline88.com and www.thealkalinewaterco.com. Our CBD water products are presently available for purchase on our CBD E-commerce website, www.a88cbd.com, in addition to a growing number of brick and mortar retail locations.

Our operating subsidiary, Alkaline 88, LLC, operates primarily as a marketing, distribution, and manufacturing company for our alkaline bottled water products. It has entered into co-packing agreements with nine different bottling companies located in Virginia, Georgia, California, Texas, Wisconsin, Nevada and Arizona to act as co-packers for our product. Our current capacity at all plants exceeds approximately $14.0 million per month wholesale.

Our component materials are readily available through multiple vendors. Our principal suppliers are Vav Plastics Inc., Amcor Inc., Smurfit, and Goodpac.

Brand Extensions

During our fiscal year 2022 and in an effort to meet what we believe is increasing consumer demand for a variety of CBD infused beverage products, we began selling a line of Alkaline88®CBD infused bottled water through ecommerce at www.a88cbd.com. Currently, our  Alkaline88®CBD infused bottled water products are available for purchase on our E-commerce website, www.a88cbd.com, various third party ecommerce sites, and a growing number of brick and mortar retail locations throughout the United States. As of the date of this prospectus, the FDA has not made a determination that the use of hemp extract in food is safe. The FDA has evaluated Generally Recognized as Safe (GRAS) notices for four hemp seed-derived food ingredients and determined that the agency has no questions that those ingredients are GRAS under their intended conditions of use. We currently produce Alkaline88® CBD infused bottled water as a low calorie hemp extract-infused water in five flavors and 5 functional formulas (Resistance, Rest, Relax, Refresh, and Reenergize). We may change the composition of our planned hemp-extract-infused product as necessary to comply with federal, state or local laws, regulations or guidance.

Corporate Information

The principal offices of our company are located at 8541 E. Anderson Drive, Suite 100/101, Arizona 85255. Our telephone number is (480) 656-2423. Our corporate website address is www.thealkalinewaterco.com.

The information contained on, or that may be accessed through, our corporate website and our ecommerce website is not part of, and is not incorporated into, this prospectus.

Number of Shares Being Offered

The selling stockholders identified in this prospectus may offer and sell up to (i) 9,733,616 shares of common stock; (ii) 9,633,616 shares of common stock that have been issued upon exercise of warrants; (iii) 825,738 shares of common stock that may be issued upon exercise of special warrants; and (iv) 825,738 shares of common stock that may be issued upon exercise of warrants underlying special warrants. The shares of our common stock, warrants and special warrants were acquired by the selling stockholders directly from our company in a private placement that was exempt from the registration requirements of the Securities Act of 1933.

Number of Shares Outstanding

As of August 26, 2022, there were 141,888,269 shares of our common stock issued and outstanding.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. If we receive proceeds upon exercise of these warrants, we intend to use these proceeds for working capital and general corporate purposes.

We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Risk Factors

An investment in our common stock involves a high degree of risk. The risks described below include material risks to our company or to investors purchasing shares of our common stock that are known to our company. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common stock could decline and you might lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information contained in or incorporated by reference in this prospectus.

Risks Related to Our Business

We may have difficulty realizing consistent and meaningful revenues and achieving profitability.

Our ability to successfully develop our products and to realize consistent and meaningful revenues and to achieve profitability cannot be assured. For us to realize consistent, meaningful revenues and to achieve profitability, our products must receive broad market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors. We anticipate operating losses in upcoming future periods. This will occur because there are expenses associated with the development, production, marketing, and sales of our products.

Our continued operating losses express substantial doubt about our ability to continue as a going concern.

Our financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of June 30, 2022, we had an accumulated deficit of $117,008,998. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations. Our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on private equity and financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal year ended March 31, 2022.

Our disclosure controls and procedures and internal control over financial reporting are not effective, which may cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management evaluated our disclosure controls and procedures as of June 30, 2022 and concluded that as of that date, our disclosure controls and procedures were not effective. In addition, our management evaluated our internal control over financial reporting as of March 31, 2022 and concluded that that there were material weaknesses in our internal control over financial reporting as of that date and that our internal control over financial reporting was not effective as of that date. A material weakness is a control deficiency, or combination of control deficiencies, such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis.

Our management identified the following material weaknesses in our internal control over financial reporting: (1) We had inadequate segregation of duties over both financial reporting and closing activities; (2) we had inadequate resources in the accounting department and (3) delays in the implementation of a new ERP accounting system which caused the system to not function as intended and as a result led to delays in our financial closing activities.

To address these material weaknesses, management performed additional analyses and other procedures to ensure that its financial statements fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented. Accordingly, we believe that our financial statements fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented. In response to the material weaknesses discussed above, we are working on implementing a new integrated ERP system and have hired additional accounting personnel. Once the ERP system in implemented in the second quarter of fiscal year 2023, we plan to engage a third-party consultant to develop a comprehensive control framework using the ERP and to document our internal controls based on the implementation of the ERP system.

We have not yet remediated these material weaknesses and we believe that our disclosure controls and procedures and internal control over financial reporting continue to be ineffective. Until these issues are corrected, our ability to report financial results or other information required to be disclosed on a timely and accurate basis may be adversely affected and our financial reporting may continue to be unreliable, which could result in additional misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

We will need additional funds to continue producing, marketing, and distributing our products.

We will have to spend additional funds to continue producing, marketing and distributing our products. If we cannot raise sufficient capital, we may have to cease operations. We will need additional funds to continue to produce our products for distribution to our target market.

We will have to continue to spend substantial funds on distribution, marketing and sales efforts before we will know if we have commercially viable and marketable/sellable products.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because of our relative size, we must limit our product development, marketing, and sales activities to the amount of capital we raise. As such, we may not be able to complete our production and business development program in a manner that is as thorough as we would like. We may not ever generate sufficient revenues to cover our operating and expansion costs.

Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results.

The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular its non-alcoholic beverage segment, is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as: CORE® Hydration, SOBE®, Snapple®, AriZona® Iced Tea, Vitaminwater®, Gatorade Perform®, and POWERADE®.

We compete indirectly with major international beverage companies including but not limited to: The Coca-Cola Company®, PepsiCo, Inc., The Nestlé Group, Dr Pepper Snapple Group, Inc, Danone S.A., The Kraft Heinz Company, and Unilever PLC. These companies have established market presence in the United States and globally, and offer a variety of beverages that are competitors to our products. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the alkaline water market. We compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including: Eternal Naturally Alkaline® Spring Water, Essentia®, CORE® Hydration, Icelandic Glacial™, Real Water®, AQUAhydrate®, Mount Valley Spring Water™, QURE Water®, Penta® Water, and Alka Power™. These companies could bolster their position in the alkaline water market through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our products, and to gain sufficient market share in the United States and around the world to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Alternative non-commercial beverages or processes could hurt our business.

The availability of non-commercial beverages, such as tap water, and machines capable of producing alkaline water at the consumer's home or at store-fronts could hurt our business, market share, and profitability.

Expansion of the alkaline beverage market or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The alkaline water market is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high enough to allow our company to successfully market, distribute and sell our products, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability.

We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers' changing preferences will determine our long-term success. A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability. In addition, customer preferences are also affected by factors other than taste, such as the publicity. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected. In addition, a failure to obtain any required regulatory approvals for our proposed products could have a material adverse effect on our business, operating results and financial condition.

Our growth and profitability depends on the performance of third-party brokers and distributors and on our ongoing relationships with them.

Our distribution network and its success depend on the performance of third parties. Any non-performance or deficient performance by such parties may undermine our operations, profitability, and result in total loss of your investment. To distribute our products, we use a broker-distributor-retailer network whereby brokers represent our products to distributors and retailers who will in turn sell our products to consumers. The success of this network will depend on the performance of the brokers, distributors and retailers within this network. There is a risk that a broker, distributor, or retailer may refuse to or cease to market or carry our products. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our products. Furthermore, such third-parties' financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sale activities. We also need to maintain good commercial relationships with third-party brokers, distributors and retailers so that they will promote and carry our products. Any adverse consequences resulting from the performance of third-parties or our relationship with them could undermine our operations, profitability and may result in total loss of your investment.

The loss of one or more of our major customers or a decline in demand from one or more of these customers could harm our business.

We had 2 major customers that together account for 25% (13% and 12%, respectively) of accounts receivable at June 30, 2022, and 2 customers that together account for 31% (18% and 13%, respectively) of the total revenues earned for the three months ended June 30, 2022. There can be no assurance that such customers will continue to order our products at the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Our dependence on a limited number of vendors leaves us vulnerable to having an inadequate supply of required products, price increases, late deliveries, and poor product quality.

We had 2 vendors that accounted for 48% (31%, and 17%, respectively) of purchases for the three months ended June 30, 2022. Like other companies in our industry, we occasionally experience shortages and are unable to purchase our desired volume of products. Increasingly, our vendors are combining and merging together, leaving us with fewer alternative sources. If we are unable to maintain an adequate supply of products, our revenue and gross profit could suffer considerably. Finally, we cannot provide any assurance that our products will be available in quantities sufficient to meet customer demand. Any limits to product access could materially and adversely affect our business and results of operations.

Our business is sensitive to public perception. If any product proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding their safety or effectiveness, then our image in the marketplace would be negatively impacted.

Our results of operations may be significantly affected by the public's perception of our company and similar companies. Our business could be adversely affected if any of our products or similar products distributed by other companies proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products. If our products suffer from negative consumer perception, it is likely to adversely affect our business and results of operations.

Consumers may have preconceptions about the health benefits of alkaline water; such health benefits are not guaranteed or proven.

Health benefits of alkaline water are not guaranteed and have not been proven. Although we do not market our products as having any potential health benefits, there is a consumer perception that drinking alkaline water has beneficial health effects. Consequently, negative changes in consumers' perception of the benefits of alkaline water or negative publicity surrounding alkaline water may result in loss of market share or potential market share and hence, loss of your investment. We are also prohibited from touting unconfirmed health benefits in our advertising and promotional activities for the products, both directly and indirectly through claims made by third-party endorsers when those endorsers have a material connection to our company.

Water scarcity and poor quality could negatively impact our production costs and capacity.

Water is the main ingredient in our products. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Increase in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm our business.

We and our bottlers will use water, 84 trace minerals from Himalayan salts and packaging materials for bottles such as plastic and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of our or our bottlers' ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, could increase our operating costs and could reduce our profitability. Increases in the prices of our finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of our products and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, or packaging materials and containers that may be caused by a deterioration of our or our bottlers' relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact our net revenues and profits.

Unfavorable general economic conditions in the United States could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States could negatively affect the affordability of, and consumer demand for, our products in the United States. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products or by shifting away from our beverages to lower-priced products offered by other companies, including non-alkaline water. Consumers may also cease purchasing bottled water and consume tap water. Lower consumer demand for our products in the United States could reduce our profitability.

Adverse weather conditions could reduce the demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our products and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Our business could be adversely affected by the effects of health epidemics, including the global COVID-19 pandemic.

Our business could be materially and adversely affected by the risks, or the public perception of the risks, related to the outbreak of COVID-19. Although retailers which carry our products may be considered essential businesses and therefore be allowed to remain operational, they may experience significantly reduced demand. The risk of a pandemic, or public perception of the risk, could cause customers to avoid public places, including retail properties, and could cause temporary or long-term disruptions in our supply chains and/or delays in the delivery of our inventory to our customers. Further, such risks could also adversely affect retail customers' financial condition, resulting in reduced spending on our products, which are marketed as premium products. "Shelter-in-place" or other such orders by governmental entities could also disrupt our operations, if our employees or the employees of our sourcing partners who cannot perform their responsibilities from home, are not able to report to work. Risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could also lead to the complete or partial closure of one or more of our co-packing facilities or operations of our sourcing partners.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

The global outbreak of COVID-19 continues to rapidly evolve. The extent to which COVID-19 may impact our business, operations and financial performance will depend on future developments, including the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, changes to the regulatory regimes under which we operate, the effectiveness of actions taken in United States and other countries to contain and treat the disease and whether the United States and additional countries are required to move to complete lock-down status. The ultimate long-term impact of COVID-19 is highly uncertain and cannot be predicted with confidence.

We rely on third parties to produce and bottle our products, which creates additional risk.

We do not own or operate bottling or co-packing facilities used for the production of the various water products in our portfolio. We rely on those third parties to ensure the quality, safety and integrity of our products. If the third parties that we engage to produce and bottle our products fail to meet our demands or are found by government agencies to be out of compliance with applicable regulatory requirements, our supplies of those products and our future profit margins could be adversely affected.

Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations.

Product contamination or tampering, the failure to maintain high standards for product quality, safety and integrity, including with respect to raw materials and ingredients obtained from suppliers, or allegations (whether or not valid) of product quality issues, mislabeling, misbranding, spoilage, allergens, adulteration or contamination with respect to products in our portfolio may reduce demand for such products, and cause production and delivery disruptions or increase costs, each of which could adversely affect our business, reputation, financial condition or results of operations. If any of the products in our portfolio are mislabeled or become unfit for consumption or cause injury, illness or death, or if appropriate resources are not devoted to product quality and safety (particularly as we expand our portfolio into new categories) or to comply with changing food safety requirements, we could decide to, or be required to, recall products or withdraw from the marketplace and/or we may be subject to liability or government action, which could result in payment of damages or fines, cause certain products in our portfolio to be unavailable for a period of time, result in destruction of product inventory, or result in adverse publicity (whether or not valid), which could reduce consumer demand and brand equity. Moreover, even if allegations of product contamination or tampering or suggestions that our products were not fit for consumption are meritless, the negative publicity surrounding assertions against us or products in our portfolio or processes could adversely affect our reputation or brands. Our business could also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to products in our portfolio. Any of the foregoing could adversely affect our business, reputation, financial condition or results of operations. In addition, if we do not have adequate insurance, if we do not have enforceable indemnification from suppliers, bottlers, distributors or other third parties or if indemnification is not available, the liability relating to such product claims or disruption as a result of recall efforts could materially adversely affect our business, financial condition or results of operations.

Our products are considered premium beverages; we cannot provide any assurances as to consumers' continued market acceptance of our current and future products.

We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Core, Icelandic, Real Water, AQUAHydrate, Mountain Valley, Qure, Penta, and Alka Power. Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $0.99 for a half-liter bottle to $4.99 for a one-gallon bottle, and volumes ranging from half-liter bottles to one-gallon bottles. We currently offer our product in a one-gallon bottle for a suggested resale price or an SRP of a $4.99, three-liter bottle for an SRP of $3.99, 2-liter at an SRP of $2.99, 1.5 liter at an SRP of $2.49, 1 liter at an SRP of $1.99, 700 milliliter single serving at an SRP of $1.19, and a 500 milliliter at an SRP of $0.99. Our competitors may introduce larger sizes and offer them at an SRP that is lower than our products. We can provide no assurances that consumers will continue to purchase our products or that they will not prefer to purchase a competitive product.

We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we are involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes and intellectual property, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines or other penalties, divert financial and management resources, and result in significant legal fees.

An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our guests and our brand/image.

We regularly evaluate potential expansion into international markets, and any expansion into such international operations could subject us to risks and expenses that could adversely impact our business, financial condition and results of operations.

We have recently expanded into the Caribbean, Canada and Mexico. We have also evaluated, and continue to evaluate, potential expansion into certain other international markets. Our international sales and operations would be subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in legal and regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, and difficulty in complying with foreign laws and regulations, as well as U.S. laws and regulations that govern foreign activities. Economic uncertainty in some of the geographic regions in which we might operate could result in the disruption of commerce and negatively impact our operations in those areas. Also, if we choose to pursue international expansion efforts, it may be necessary or desirable to contract with third parties, and we may not be able to enter into such agreements on commercially acceptable terms or at all. Further, such arrangements may not perform to our expectations, and we may be exposed to various risks as a result of the activities of our partners.

We rely on key executive officers who have extensive knowledge of our business and the industry in which we operate; the loss of any of these key executive officers would be difficult to replace and may adversely affect our business.

We are highly dependent on two executive officers, Frank Lazaran and David A. Guarino, who have extensive knowledge of our business and the industry in which we operate. We do not have "key person" life insurance policies for either of these officers. The loss of Frank Lazaran and/or David A. Guarino could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to protect our information systems against service interruption, misappropriation of data or breaches of security, our operations could be disrupted, we may suffer financial losses and our reputation may be damaged.

We rely on networks and information systems and other technology ("information systems"), including the Internet and third-party hosted services, to support a variety of business processes and activities, including procurement and supply chain, manufacturing, distribution, invoicing and collection of payments, employee processes and consumer marketing. We use information systems to process financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting and legal and tax requirements. In addition, we depend on information systems for digital marketing activities and electronic communications between our company and our bottlers and other customers, suppliers and consumers. Because information systems are critical to many of our operating activities, our business may be impacted by system shutdowns, service disruptions or security breaches. These incidents may be caused by failures during routine operations such as system upgrades or by user errors, as well as network or hardware failures, malicious or disruptive software, unintentional or malicious actions of employees or contractors, cyberattacks by common hackers, criminal groups or nation-state organizations or social-activist (hacktivist) organizations, geopolitical events, natural disasters, failures or impairments of telecommunications networks, or other catastrophic events. In addition, such incidents could result in unauthorized or accidental disclosure of material confidential information or regulated individual personal data. If our information systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, we could experience delays in reporting our financial results, and we may lose revenue and profits as a result of our inability to timely manufacture, distribute, invoice and collect payments for concentrate or finished products. Unauthorized or accidental access to, or destruction, loss, alteration, disclosure, falsification or unavailability of, information could result in violations of data privacy laws and regulations, damage to the reputation and credibility of our company and, therefore, could have a negative impact on net operating revenues. In addition, we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us, our current or former employees, our bottling partners, other customers or suppliers, or consumers or other data subjects, and may become exposed to legal action and increased regulatory oversight. We could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and information systems.

In addition, third-party providers of data hosting or cloud services, as well as our bottling partners, distributors, retailers or suppliers, may experience cybersecurity incidents that may involve data we share with them. Although we have taken steps to prevent cybersecurity incidents, there can be no assurance that such steps will be adequate. In order to address risks to our information systems, we continue to make investments in personnel, technologies and training of our personnel.

Risks Related to Regulations Applicable to Our Industry

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce our net operating revenues or profitability.

We and our bottlers offer our products in non-refillable, recyclable containers in the United States. Regulations have been enacted in various jurisdictions in the United States requiring that deposits or certain eco-taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. Other proposals relating to beverage container deposits, recycling, eco-tax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels in the United States. Consumers' increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. Current regulations or the adoption of future regulations in the geographical regions in which we currently operate or intend to operate could adversely affect our costs or require changes in our distribution model, which could reduce our net operating revenues or profitability.

Significant additional labeling or warning requirements or limitations on the availability of our products may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our products relating to the content or perceived adverse health consequences of our products. Federal laws may preempt some or all of these attempts by state or localities to impose additional labeling or warning requirements. If these types of requirements become applicable to our products under current or future environmental or health laws or regulations, they may inhibit sales of our products. Moreover, if we fail to meet compliance deadlines for any such new requirements, our products may be deemed misbranded or mislabeled and could be subject to enforcement action, or we could be exposed to private lawsuits alleging misleading labels or product promotion.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our currently marketed products are subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state food and drug laws; state consumer protection laws; competition laws; federal, state, and local workplace health and safety laws, such as the Occupational Safety and Health Act; various federal, state and local environmental protection laws; and various other federal, state, and local statutes and regulations. Changes to such laws and regulations could increase our costs or reduce our net operating revenues.

In addition, failure to comply with environmental, health or safety requirements and other applicable laws or regulations could result in the assessment of damages, the imposition of penalties, suspension of production, changes to equipment or processes, or a cessation of operations at our or our bottlers' facilities, as well as damage to our image and reputation, all of which could harm our profitability.

If we fail to comply with personal data protection laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results.

In the ordinary course of our business, we receive, process, transmit and store information relating to identifiable individuals ("personal data"), primarily employees and former employees. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. There is no assurance that our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future will prevent the improper disclosure of personal data. Improper disclosure of personal data in violation of applicable personal data protection laws could harm our reputation, cause loss of consumer confidence, subject us to government enforcement actions (including fines), or result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

Because we produce, market and/or sell beverages infused with hemp, as defined under the Agriculture Improvement Act of 2018, we are subject to a myriad of different laws and regulations governing the use of hemp in food and beverages and if we are unable to comply with such laws in a cost-effective manner, our business could be adversely affected.

The production of a beverage infused with hemp, as "hemp" is defined in the Agriculture Improvement Act of 2018 (also known as the 2018 Farm Bill, Public Law 115-334), is contingent on U.S. Food and Drug Administration, or the FDA, and state laws, regulations, and guidance. While the Agriculture Improvement Act of 2018 removed hemp from Schedule I of the Controlled Substances Act, the law did not change the FDA's authorities with respect to food or drugs. As of the date of this prospectus, the FDA has not made a determination that the use of hemp in food is safe. The FDA has evaluated Generally Recognized as Safe or GRAS notices for three hemp seed-derived food ingredients and determined that the agency has no questions that those ingredients are GRAS under their intended conditions of use.

Laws and regulations governing the use of hemp in food and beverages in the United States are broad in scope; subject to evolving interpretations; and subject to enforcement by a myriad of regulatory agencies and law enforcement entities. Under the Agriculture Improvement Act of 2018, a state or Indian tribe that desires to have primary regulatory authority over the production of hemp in the state or territory of the Indian tribe must submit a plan to monitor and regulate hemp production to the Secretary of the United States Department of Agriculture or USDA. The Secretary must then approve the state or tribal plan after determining if the plan complies with the requirements set forth in the Agriculture Improvement Act of 2018. The Secretary may also audit the state or Indian tribe's compliance with the federally-approved plan. If the Secretary does not approve the state or Indian tribe's plan, then the production of hemp in that state or territory of that Indian tribe will be subject to a plan established by USDA. USDA has not yet established such a plan. We anticipate that many states will seek to have primary regulatory authority over the production of hemp. States that seek such authority may create new laws and regulations that permit the use of hemp in food and beverages.

Federal and state laws and regulations on hemp may address production, monitoring, manufacturing, distribution, and laboratory testing to ensure that that the hemp has a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis. Federal laws and regulations may also address the transportation or shipment of hemp or hemp products, as the Agriculture Improvement Act of 2018 prohibits states and Indian tribes from prohibiting the transportation or shipment of hemp or hemp products produced in accordance with that law through the state or territory of the Indian tribe, as applicable. Because we rely on a nationwide broker-distributor-retailer network whereby brokers represent our products to distributors and retailers in turn sell our product to consumers in the fifty states and the District of Columbia, we may be subject to many different state-based regulatory regimens for hemp, all of which could require us to incur substantial costs associated with compliance requirements. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations, as well as adverse publicity and potential harm to our reputation. We and our suppliers and vendors must take significant enterprise risk management steps to ensure that there is no commingling of hemp and marihuana, as "marihuana" is defined in the federal Controlled Substances Act. Marihuana remains subject to the Controlled Substances Act and related regulations.

Furthermore, if we decide to produce, market and sell beverages infused with hemp outside of the United States, we will be subject to applicable laws and regulations in those non-U.S. jurisdictions, which would require us to expend significant costs associated with compliance.

In addition, it is possible that additional regulations may be enacted in the future in the United States and globally that will be directly applicable to our current and proposed product offerings infused with hemp. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

FDA's current position is that the sale of food and beverages that contain hemp-derived cannabidiol or CBD is prohibited under the Federal Food, Drug, and Cosmetic Act; therefore, we may be subject to federal enforcement actions which could adversely affect our business and harm our reputation and brand.

The FDA has jurisdiction over drugs and foods that contain CBD, including CBD derived from hemp. Under the Federal Food, Drug and Cosmetic Act or the FDCA, it is a prohibited act to introduce or deliver for introduction into interstate commerce any food (which the FDCA defines to include beverages) that is adulterated. The FDCA therefore prohibits the introduction or delivery for introduction of a food that contains CBD, because the FDCA deems a food to be adulterated if it bears or contains any food additive that is unsafe and CBD is presently an unsafe food additive under the FDCA and FDA regulations. The FDCA also states that it is a prohibited act to introduce or deliver for introduction into interstate commerce any food to which an FDA-approved drug has been added, unless certain exceptions are met. The FDA has approved a drug in which CBD is an active ingredient, and the agency has stated that based on available evidence, none of the exceptions apply to CBD. One of the exceptions addresses whether the drug was marketed in food before the FDA approved the drug and before the institution of any substantial clinical investigations involving the drug. The FDA has stated that interested parties may present the agency with evidence that has bearing on the issue of whether CBD was marketed in food before the FDA approved the CBD drug in 2018 or before the institution of substantial clinical investigations involving the CBD drug. FDA's current position is that this provision of the FDCA also prohibits the introduction or delivery for introduction into interstate commerce of a food to which CBD has been added.

Congress may decide to amend the FDCA to permit the use of hemp-derived CBD in food. The FDA may also decide to issue regulations or guidance that address the use of hemp-derived CBD in food or use its enforcement discretion with respect to hemp-derived CBD products. On May 31, 2019, the FDA held a public hearing, as well as providing a broader opportunity for written public comment, for stakeholders to share their experiences and challenges with CBD products, including information and views related to product safety. Based on this hearing, any legislative or regulatory action could take years to implement or finalize and may not include provisions that would enable our company to produce, market and/or sell hemp beverages that contain hemp-derived CBD. We risk becoming subject to adverse publicity and costly federal enforcement actions should we decide to produce, market and/or sell beverages infused with hemp-derived CBD in the United States. We may be required to expend significant resources in defending our company from such actions which could adversely affect our business and results of operations and divert the attention of management. We may also incur the risk of sustaining considerable damage to our reputation and brand should we become party to federal enforcement actions resulting from the production, marketing or sale of hemp-derived CBD infused beverages.

Accordingly, if Congress amended federal laws or FDA issued regulations or guidance permitting the use of hemp-derived CBD in food or announcing the agency's decision to use its enforcement discretion with respect to hemp-derived CBD products, we and our suppliers and vendors would be required to implement significant enterprise risk management measures to ensure that there is no commingling of CBD derived from marihuana, as "marihuana" is defined in the federal Controlled Substances Act, with any future commercial supply of hemp-derived CBD that is used to produce our products.

The FDA could force the removal of our products from the U.S. market.

The FDA has broad authority over the regulation of our products. The FDA could, among other things, force us to remove our products from the U.S. market, levy fines or change their regulations on advertising. Any adverse action by the FDA could have a material adverse impact on our business.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As our product portfolio evolves, the regulatory environment with regard to our business is also evolving. Government officials often exercise broad discretion in deciding how to interpret and apply applicable laws or regulations. We may in the future receive formal and informal inquiries from various governmental regulatory authorities, as well as self-regulatory organizations or consumer protection watchdog groups, about our business and compliance with local laws, regulations, or standards. Any determination that our products, operations or activities, or the activities of our employees, contractors or agents, are not in compliance with existing laws, regulations or standards, could adversely affect our business in a number of ways. Even if such an inquiry does not result in the imposition of fines, interruptions to our business, loss of suppliers or other third-party relationships, terminations of necessary licenses and permits, or similar direct results, the existence of the inquiry alone could potentially create negative publicity that could harm our business and/or reputation.

Risks Related to Our Intellectual Property

It is difficult and costly to protect our intellectual property.

Our commercial success will depend in part on obtaining and maintaining trademark protection and trade secret/know-how protection of our products and brands, as well as successfully defending that intellectual property against third-party challenges. We will only be able to protect our intellectual property related to our trademarks and brands to the extent that we have rights under valid and enforceable trademarks, know-how or trade secrets that cover our products and brands. Changes in either the trademark laws or in interpretations of trademark and laws in the U.S. and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our issued trademarks. The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

We may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in our loss of significant rights and the assessment of treble damages.

From time to time we may face intellectual property claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect us negatively. For example, were a third party to succeed on an infringement claim against us, we may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, we could face an injunction, barring us from conducting the allegedly infringing activity. The outcome of the litigation could require us to enter into a license agreement which may not be under acceptable, commercially reasonable, or practical terms or we may be precluded from obtaining a license at all. It is also possible that an adverse finding of infringement against us may require us to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible.

Finally, we may initiate claims to assert or defend our own intellectual property against third parties. Any intellectual property litigation, irrespective of whether we are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert our management's attention from our business and negatively affect our operating results or financial condition.

We may be subject to claims by third parties asserting that our employees or our company has misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Although we try to ensure that our company, our employees, and independent contractors (suppliers/vendors/distributors) do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that our company, our employees, or independent contractors (suppliers/vendors/distributors) have used or disclosed intellectual property in violation of others' rights. These claims may cover a range of matters, such as challenges to our trademarks, as well as claims that our employees or independent contractors are using trade secrets or other proprietary information of any such employee's former employer or independent contractors. As a result, we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Our Stock

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 200,000,000 shares of our common stock and 100,000,000 shares of our preferred stock, of which 141,888,269 shares of our common stock are issued and outstanding as of August 26, 2022. Our board of directors has the authority to cause us to issue additional shares of our common stock and preferred stock, and to determine the rights, preferences and privileges of shares of our preferred stock, without consent of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Trading on the Nasdaq Capital Market or Canadian Securities Exchange may be volatile, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is listed on the Nasdaq Capital Market and the Canadian Securities Exchange. Trading of our common stock may experience wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance.

A prolonged and substantial decline in the price of our common stock could affect our ability to raise further working capital, thereby adversely impacting our ability to continue operations.

A prolonged and substantial decline in the price of the shares of our common stock could result in a reduction in the liquidity of the shares of our common stock and a reduction in our ability to raise capital, or a delisting from a stock exchange on which our common stock trades. Because we plan to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of the shares of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in shares of our common stock. If we are unable to raise the funds we require for all our planned operations and to meet our existing and future financial obligations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may go out of business.

On May 10, 2022, we received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the "Staff"), notifying us that, for the last 30 consecutive business days, the closing bid price of our common stock has not been maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on The NASDAQ Capital Market pursuant to Listing Rule 5550(a)(2) ("Minimum Bid Price Rule").

In accordance with NASDAQ Listing Rules, we have been given 180 calendar days, or until November 7, 2022, to regain compliance with the Minimum Bid Price Rule. If at any time before November 7, 2022, the closing bid price of our common stock is at least $1.00 for a minimum of 10 consecutive business days, the Staff will provide written confirmation of compliance and this matter will be closed. In the event we do not regain compliance, we may be eligible for additional time to regain compliance of up to an additional 180 calendar days. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Rule, and will need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

We are currently evaluating various alternative courses of action to regain compliance with the Minimum Bid Price Rule. However, there can be no assurance that we will regain compliance or maintain the listing of our common stock on the NASDAQ Capital Market.

If we do not regain compliance with the Minimum Bid Price Rule by November 7, 2022 or any extension period, the Staff will provide written notification to our company that our common stock is subject to delisting. At that time, we may appeal the Staff's delisting determination to a Hearings Panel (the "Panel"). We would remain listed pending the Panel's decision. There can be no assurance that, if we do appeal a delisting determination by the Staff to the Panel, such appeal would be successful.

Because we do not intend to pay any cash dividends on our common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Forward-Looking Statements

This prospectus, any prospectus supplement and the information and documents incorporated by reference into this prospectus contain or will contain forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements are based on material factors and assumptions made by our company in light of management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances, including but not limited to, general economic conditions, product pricing levels and competitive intensity, supply constraints, the timing and success of new product introductions, our expectations regarding our business, strategy, opportunities and prospects, including our ability to implement meaningful changes to address business challenges, and our expectations regarding the cash flow from operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", uncertainties and other factors, that may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by applicable law, including the securities laws of the United States and Canada, we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. If we receive proceeds upon exercise of these warrants, we intend to use these proceeds for working capital and general corporate purposes.

We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Private Placement

The selling stockholders identified in this prospectus may offer and sell up to (i) 9,733,616 shares of common stock; (ii) 9,633,616 shares of common stock that have been issued upon exercise of warrants; (iii) 825,738 shares of common stock that may be issued upon exercise of special warrants; and (iv) 825,738 shares of common stock that may be issued upon exercise of warrants underlying special warrants. The shares of our common stock, warrants and special warrants were acquired by the selling stockholders directly from our company in a private placement that was exempt from the registration requirements of the Securities Act of 1933.

July 25, 2022 Private Placement

We entered into debt settlement and subscription agreements with four creditors and we issued units to three creditors and special warrants to one creditor in settlement of debt in an aggregate of $3,869,961.65 (principal of $3,800,000 and accrued and unpaid interest of $69,961.65) owing the creditors in connection with certain convertible notes.

Effective as of July 25, 2022, we issued an aggregate of 9,633,616 units of our company at a deemed price of $0.37 per unit to three creditors.  Each unit was comprised of one share of common stock and one warrant.  Each warrant entitled the holder to purchase an additional share of our common stock at a price of $0.44 per share for a period of three years. As a condition of the debt settlement, each of the creditors who has received the units has agreed to immediately exercise the creditor's respective warrants. Accordingly, the creditors exercised warrants for an aggregate of $4,238,791.04 resulting in an aggregate of an additional 9,633,616 shares of our common stock being issued to such creditors.

Effective as of July 25, 2022, we issued 825,738 special warrants at a deemed price of $0.37 per special warrant to one creditor.  Each special warrant is automatically exercisable (without payment of any further consideration and subject to customary anti-dilution adjustments) into units on the date that is the earlier of: (i) the date that is three business days following the date on which our company obtains a receipt from the British Columbia Securities Commission for a (final) short form prospectus qualifying the distribution of the units issuable upon exercise of the special warrants, and (ii) the date that is four months and one day after the issuance of the special warrants. Each unit will be comprised of one share of common stock and one warrant. Each warrant will entitle the holder to purchase an additional share of our common stock at a price of $0.44 per share. As consideration for the debt settlement and the issuance of the special warrants, the creditor agreed to exercise the warrants immediately upon automatic exercise of the special warrants.

We issued the units and special warrants to four non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

In connection with this private placement, we agreed with each selling stockholder who purchased these units and special warrants to prepare and file a registration statement with respect to: (i) the shares of our common stock included in the units; (ii) the shares of our common stock issued on the exercise of the warrants included in the units; (iii) the shares of common stock that may be issued upon exercise of special warrants; and (iv) the shares of common stock that may be issued upon exercise of warrants underlying the special warrants with the Securities and Exchange Commission and agreed to use commercially reasonable efforts to have the registration statement declared effective by the Securities and Exchange Commission as soon as possible after filing.

Shares Issued to Richard A. Wright

On June 10, 2022, we issued 100,000 shares (the "Separation Shares") of our common stock to Richard A. Wright, a former director and executive officer of our company, pursuant to a separation agreement and release of all claims dated June 2, 2022 and the restricted award agreement dated June 10, 2022 between our company and Mr. Wright.

We issued these shares to one U.S. Person (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing these shares we relied on the registration exemption provided for in Section 4(a)(2) of the Securities Act of 1933.

Selling Stockholders

The selling stockholders identified in this prospectus may offer and sell up to (i) 9,733,616 shares of common stock; (ii) 9,633,616 shares of common stock that have been issued upon exercise of warrants; (iii) 825,738 shares of common stock that may be issued upon exercise of special warrants; and (iv) 825,738 shares of common stock that may be issued upon exercise of warrants underlying special warrants. The shares of our common stock, warrants and special warrants were acquired by the selling stockholders directly from our company in a private placement that was exempt from the registration requirements of the Securities Act of 1933.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 26, 2022 and the number of shares of our common stock being offered pursuant to this prospectus. Except as otherwise described below, we believe that the selling stockholders have sole voting and investment powers over their shares.

The information provided in the following table with respect to the selling stockholders has been obtained from each of the selling stockholders. Because the selling stockholders may offer and sell all or only some portion of the 21,018,708 shares of our common stock being offered pursuant to this prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each selling stockholder will sell all of his, her or its shares of our common stock being offered in the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or some portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

Except as disclosed below, to our knowledge, none of the selling stockholders had or have any position or office, or other material relationship with us or any of our affiliates over the past three years.

To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Trillium Growth Opportunities Fund (subfund of SSI AIF Umbrella Fund SICAV)(4)	7,560,467(5)	6,881,154(6)	679,313	*
Foruno Assets S.A.(7)	6,881,154(8)	6,881,154(9)	Nil	*
James Joseph Decker(10)	6,790,638(11)	5,504,924(12)	1,285,714	*
Lucris Capital Corporation(13)	1,651,476(14)	1,651,476(15)	Nil	*

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Richard A. Wright(16)	4,900,000(17)	100,000(18)	4,800,000	3.37%
Totals		21,018,708

Notes

* Less than 1%.

(1) Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person.

(2) We have assumed that the selling stockholders will sell all of the shares being offered in this offering.

(3) Based on 141,888,269 shares of our common stock are issued and outstanding as of August 26, 2022. Shares of our common stock issuable upon exercise of warrants owned by a selling stockholder are counted as outstanding for computing the percentage of that particular selling stockholder but are not counted as outstanding for computing the percentage of any other person.

(4) To our knowledge, Wolfdieter Schnee exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Trillium Growth Opportunities Fund (subfund of SSI AIF Umbrella Fund SICAV).

(5) Consists of 4,119,890 shares of our common stock and 3,440,577 shares of our common stock issued upon exercise of warrants.

(6) Consists of 3,440,577 shares of our common stock and 3,440,577 shares of our common stock issued upon exercise of warrants.

(7) To our knowledge, Randy Thomson exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Foruno Assets S.A.

(8) Consists of 3,440,577 shares of our common stock and 3,440,577 shares of our common stock issued upon exercise of warrants.

(9) Consists of 3,440,577 shares of our common stock and 3,440,577 shares of our common stock issued upon exercise of warrants.

(10) James Joseph Decker has been our consultant from September 2016 until late 2021.

(11) Consists of 2,752,462 shares of our common stock, 2,752,462 shares of our common stock issued upon exercise of warrants and 1,285,714 shares of our common stock issuable upon exercise of warrants.

(12) Consists of 2,752,462 shares of our common stock and 2,752,462 shares of our common stock issued upon exercise of warrants.

(13) To our knowledge, Johnny Ciampi exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Lucris Capital Corporation.

(14) Consists of 825,738 shares of our common stock that may be issued upon exercise of special warrants and 825,738 shares of our common stock issuable upon exercise of warrants underlying special warrants.

(15) Consists of 825,738 shares of our common stock that may be issued upon exercise of special warrants and 825,738 shares of our common stock issuable upon exercise of warrants underlying special warrants.

(16) Effective as of May 31, 2013, Richard A. Wright was appointed as vice-president and a director of our company. Effective as of August 28, 2016, our board of directors appointed Mr. Wright as chief operating officer of our company. Effective as of April 7, 2017, our board of directors appointed Mr. Wright as president of our company. Effective as of April 28, 2017, our board of directors appointed Mr. Wright as the chief executive officer of our company. Effective as of June 2, 2022, Mr. Wright resigned as a director and officer (including the president and chief executive officer) of our company.

(17) Consists of 4,400,000 shares of our common stock, 500,000 shares of our common stock issuable upon exercise of stock options.

(18) Consists of the 100,000 Separation Shares.

Plan of Distribution

Each of the selling stockholders named above and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares of our common stock covered hereby on the Nasdaq Capital Market, the Canadian Securities Exchange or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

1. block trades in which the broker or dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2. purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

3. an exchange distribution in accordance with the rules of the applicable exchange or quotation system;

4. ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5. privately negotiated transactions;

6. market sales (both long and short to the extent permitted under the federal securities laws);

7. at the market to or through market makers or into an existing market for the shares;

8. through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

9. a combination of any aforementioned methods of sale; and

10. any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and Supplementary Material .01 and Supplementary Material .02 thereto in the case of an agency transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. To our knowledge, each selling stockholder does not have any written or oral agreement, arrangement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. To our knowledge, there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of our common stock by the selling stockholders.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of our common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person.

Experts

The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended March 31, 2022 have been audited by Prager Metis CPA, LLC, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to The Alkaline Water Company Inc.'s ability to continue as a going concern), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Counsel

Clark Wilson LLP, of Suite 900 - 885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also, at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries.  Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Material Changes

There have been no material changes to the affairs of our company since March 31, 2022 which have not previously been described in a report on Form 10-K, Form 10-Q or Form 8-K filed with the Securities and Exchange Commission.

Incorporation of Certain Information by Reference

The following documents filed by our company with the Securities and Exchange Commission are incorporated into this prospectus by reference:

1. our annual report on Form 10-K filed on July 14, 2022;

2. our quarterly reports on Form 10-Q filed on August 15, 2022;

3. our notice of annual meeting of stockholders and proxy statement on Schedule 14A filed on August 4, 2022;

4. our current reports on Form 8-K filed on April 29, 2022, May 4, 2022, May 6, 2022, May 9, 2022, May 13, 2022, June 3, 2022, June 16, 2022, June 24, 2022, July 28, 2022 and August 26, 2022 (except, with respect to each of the foregoing, for the portions of such reports which were deemed to be furnished and not filed); and

5. the description of our common stock contained in our Form 8-A filed on December 4, 2018, which refers to the description of our securities contained in the post-effective amendment no. 2 to our registration statement on Form S-1 (File No. 333-209124) filed on November 24, 2017, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, we incorporate by reference all documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any documents or information furnished and not filed with the Securities and Exchange Commission), including those filed after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities covered by this prospectus and such documents will become a part of this prospectus from the date that such documents are filed with the Securities and Exchange Commission. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the Securities and Exchange Commission that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for documents should be directed to The Alkaline Water Company Inc., 8541 E Anderson Drive, Suite 100/101, Scottsdale, Arizona 85255, Attention: President, telephone number (480) 656-2423. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

21,018,708 Shares

The Alkaline Water Company Inc.

Common Stock

Prospectus

August 26, 2022